Marjac

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

POCKETPASS.COM, INC.

Principal Amount: **$ 10,000.00**

March 15, 2001
San Jose, California

PROMISSORY NOTE with WARRANT

For value received, the undersigned Pocketpass.Com, Inc., a California corporation ("Maker") promises to pay to the order of **MARJAC Investments, Inc.**, a corporation residing in the State of Virginia ("Payee") the principal sum of **Ten Thousand ($ 10,000.00)** ("Principal") with simple interest on the Principal at the rate of eight percent (12%) per annum ("Interest"). Interest shall commence with the date hereof and shall continue to accrue on the Principal until paid in full.

1. The Principal and accrued Interest shall be due and payable on June 1, 2001 (the "Demand Date").

2. All payments of Interest and Principal shall be in lawful money of the United State of America and shall be made to Payee at above Payee's address not later than 5:00 p.m. Pacific Time on the Demand Date by check payable to Payee. All payments shall be applied first to accrued Interest, and thereafter to Principal.

3. In addition to repayment of Principal with Interest, Maker shall issue a Warrant to Purchase **200,000** Shares Of Common Stock of Maker, as put forth in Exhibit A.

4. This Promissory Note and/or Warrant may be transferred only in compliance with applicable federal and state laws and only upon surrender of the original Promissory Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to Maker. Thereupon, a new Promissory Note for like Principal and Interest will be issued to, and registered in the name of, the transferee. Interest and Principal are

payable only to the registered holder of the Promissory Note. The Payee agrees to provide a form W-9 to the Maker on request.

5. Any amendment hereto or waiver of any provision hereof must be in writing and signed by the parties hereto. This Promissory Note shall inure to the benefit of and bind the successors, permitted assigns, heirs, executors, and administrators of the parties hereto, provided that this Promissory Note shall not be assignable by Payee without the prior written consent of Maker.

6. This Promissory Note is made in accordance with and shall be construed under the laws of the State of California, other than the conflicts of law principles thereof.

7. If any action or proceeding is commenced to enforce this Promissory Note or any right arising in connection with this Promissory Note, the prevailing party in such action or proceeding shall be entitled to recover from the other party the reasonable attorney's fees, costs and expenses incurred by such prevailing party.

EXECUTED as of the date first written above.

MAKER: POCKETPASS.COM, INC., a California Corporation

By: [signature]

Name: James A. Nations

Title: CEO